PERSONAL AND CONFIDENTIAL

August 12, 2015

Sanjiv Khattri
[Address]
[Address]

Re:    Offer of Employment

Dear Sanjiv,

On behalf of Platform Specialty Products Corporation (“Platform”), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer for Platform subject to the terms and conditions set forth in this offer letter of agreement (this “Agreement”), and subject to your appointment to that office by Platform’s Board of Directors.
SCOPE OF RESPONSIBILITIES
This position reports solely and directly to Daniel H. Leever, CEO of Platform or his successor and will oversee the major aspects of the finance function, including Treasury, Accounting and Control, Tax, Internal Audit, IT , and Financial Planning & Analysis (FP&A) in compliance with the standards required of a public company. As the CFO, you will work closely with the Office of the Chairman and the leadership team to develop and implement a financial strategy to optimize cash generation to increase shareholder value and help communicate the company’s proposition to shareholders and the investment community.
In addition, you will become familiar with and will observe at all times during your employment with Platform the policies, procedures, and practices of Platform, as amended from time to time, including, without limitation, Platform’s Compliance Policy, a copy of which is enclosed.
START DATE
Your first day of employment (the “Start Date”) will be September 14, 2015.
COMPENSATION PACKAGE
You will initially receive base compensation (“Annual Base Pay”) of five hundred fifty thousand dollars ($550,000) per year (less any federal, state, and local taxes and assessments, and other deductions which Platform is required to make by law or which Platform makes on your behalf and at your request, collectively referred to as “Withholdings”) to be paid monthly (on the 15th of each month) in accordance with Platform’s policies and applicable law (pro-rated for payroll purposes in the first and last months in which your service is provided in proportion to the number of days of service in that month).

You may also receive a year-end performance bonus targeted to equal 100% of your Annual Base Pay, and such bonus may be prorated if you have not been employed for the entire calendar year. For fiscal year 2015, you will receive a performance bonus based on your Annual Base Pay prorated for the portion of the year you actually worked for Platform. You will be eligible for an annual performance bonus only if you are employed by Platform, or an affiliate of Platform on the last day of the applicable fiscal year, and have not given notice to terminate your employment on the date on which the bonus is paid (generally, during the first quarter of the following calendar year). The determination of your actual bonus for any year, which may be between 0% and 200% of your Annual Base Pay, will be based on a number of different factors, including but not limited to, the performance and results of Platform, and achievement of your specific performance targets developed and evaluated by Platform. The actual year-end performance bonus, to the extent earned by you, will be paid (less any Withholdings) in accordance with Platform’s policies and procedures.

Platform retains the right to change these bonus targets and payment levels, as well as any underlying bonus program, at any time.

You will receive a sign on bonus equal to $100,000 less applicable taxes and withholdings. This sign on bonus will be paid within 20 business days after your first day of employment with Platform.

LONG TERM INCENTIVE

Subject to Compensation Committee approval, you will be given LTI in the value of $750,000 in the form of restricted shares in Platform common stock; these shares will be attached to performance targets and a vesting period which are to be defined by the Compensation Committee of the Board of Directors. This will be brought up for consideration at the August 12, 2015 Compensation Committee meeting. In addition, in December 2015 (for fiscal year 2016) you will be given LTI in the value of $750,000 in the form of restricted shares in Platform common stock; these shares will be attached to performance targets and a vesting period which are to be defined by the Compensation Committee of the Board of Directors. Finally, beginning in fiscal year 2017 (award date December 2016), you will be eligible for an annual LTI grant targeted in the value of $750,000 subject to individual and company performance, and subject to performance targets and a vesting period, all at the discretion of the Compensation Committee.

RELOCATION

The role will be located in West Palm Beach, Florida and you will be eligible for the benefits outlined in the Relocation policy, and you will be eligible to receive assistance under the Company’s Relocation program. The purpose of the relocation assistance program is to assist you with expenses associated with your relocation to West Palm Beach, FL or the surrounding area. In accordance with the repayment agreement, if, prior to your first anniversary of your relocation date, you terminate your employment with Platform without Good Reason (as defined below), you will reimburse Platform for the full amount of the relocation expenses incurred by Platform. The Company expects that you will relocate within six (6) months of your acceptance of this offer, however the Company’s Relocation policy and program will be applicable until your relocation to West Palm Beach, Florida is fully completed.
BENEFITS
As an employee, you will be eligible for PTO based on the standard schedule of 20 total PTO days annually (this excludes the fixed company holidays). For your first year of service, the discretionary days are pro-rated based on your start date. In addition to the compensation described above, you will be entitled to such health care and other welfare and retirement benefits as are customarily provided by Platform to its employees, as the same may be modified from time to time and as may be required by the applicable laws and regulations of the United States. Also, you will be entitled to such health care and other welfare and retirement benefits and perquisites as are provided by Platform generally to its other senior executives, as the same may be modified from time to time. You will become eligible for medical, dental, and life insurance on the first day of the month following full-time start date.
AT WILL EMPLOYMENT
Employment is at the mutual consent of each employee and Platform. Accordingly, employees and Platform retain the right to terminate the employment relationship at will, at any time, with or without cause or notice. However, if the Company terminates your employment without “Cause” (as defined below) or if you terminate your employment for “Good Reason” (as defined below), you will receive on the 30th day immediately following the date of the termination of your employment a lump sum cash payment equal to the sum of 200% of your Annual Base Pay as of the time of termination, less applicable taxes and withholdings. In the event of any termination of your employment, you shall be under no obliga-tion to seek other employment and there shall be no offset against amounts due to you under this Agreement on account of any compensation attributable to any subsequent employment that you may obtain.

As used herein, “Cause” shall mean:

(i) you are convicted of, or plead guilty or nolo contendere to, any crime constituting a felony or a misdemeanor involving dishonesty or moral turpitude;

(ii) you engage in any activity that amounts to gross negligence and that significantly affects the business affairs, or reputation of Platform or your business unit;

(iii) you willfully fail to perform your duties, or perform your duties in a grossly negligent manner, which failure or performance continues for twenty (20) days after written notice from Platform; or

(iv) you violate Platform’s standard policies, or the law, and such violation creates a significant liability (actual or potential) for Platform.

As used herein, “Good Reason” shall mean:

(i) any reduction in your Annual Base Pay below $550,000;

(ii) any reduction in your annual target bonus below 100% of Annual Base Pay;

(iii) any material reduction of the your titles, duties, responsibilities and/or authority;

(iv) a change in your reporting arrangement so that you no longer report solely and directly to Platform’s chief executive officer;

(v) unless the corporate office of Platform is relocated, an actual relocation of your principal office that is more than 30 miles from West Palm Beach, Florida; or

(vi) the failure of an acquirer of Platform to assume Platform’s obligations under this Agreement.
CONFIDENTIALITY
All information and matters concerning the practice, business, dealings, transactions, or affairs of Platform, or any of the affiliates, customers, shareholders or clients of either of them (collectively, “Representatives”), or as to any other matter which may come to your knowledge in connection with or by reason of your service with Platform or any of its affiliates, are to be treated as strictly confidential and should not be disclosed to any person, firm, or company directly or indirectly, except to the extent such information is public information having been made public other than by your actions, or is known to you independently of disclosure by Platform or any Representative or as to which disclosure is required by applicable law. Your duty to maintain the confidences of Platform and the Representatives shall continue after the termination of your employment relationship with Platform and its affiliates. Moreover, you are not to use, in connection with your service with Platform or any of its affiliates, or to disclose to Platform or any of its affiliates or any other person in connection with your service, any information of any previous employer or other third party to whom you owe an obligation of confidentiality, secrecy, non-use or non-disclosure. This paragraph shall not apply to the disclosure or use of any confidential information of Platform (i) as such disclosure or use may be required or appropriate in connection with your work as an employee of Platform, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Platform or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information, or (iii) to your attorney and/or your personal tax and financial advisors as reasonably necessary or appropriate to advance your tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any confidential information of Platform by an Exempt Person shall be deemed to be a breach of this paragraph by you.

SEVERABILITY
The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, such part shall be modified to the extent and only to the extent necessary to render it enforceable and the remainder of this Agreement shall remain fully valid and enforceable.

ADDITIONAL AGREEMENT

You understand and acknowledge that you will be required, in connection with your employment, to the extent not inconsistent with this Agreement, to execute the Employee’s Agreement attached hereto as Exhibit A.

ADDITIONAL CONDITIONS

This offer of employment is contingent upon (i) successful completion of all facets of Platform’s pre-employment screening process, including favorable (negative) pre-employment substance screening, pre-employment physical examination, background check, and (ii) verification of your eligibility to work in the United States in accordance with the Immigration Reform Act of 1986 and completion of the I-9 Form within three business days of your Start Date.
GOVERNING LAW AND JURISDICTION
This Agreement shall be construed and interpreted in accordance with, and governed by, the laws of the State of Florida, unless superseded by federal law.

All disputes, controversies and claims that may arise between the parties hereto in connection with this Agreement or any matter contemplated herein shall be submitted to the exclusive jurisdiction of the courts of the State of Florida.

Please acknowledge receipt of this offer and your acceptance of its terms and conditions by signing one original and returning it to me. You may keep the other original for your records,

PLATFORM SPECIALTY PRODUCTS

/s/ Ben Foulk____________________
Ben Foulk
Senior Vice President, Human Resources

Kindly indicate your acceptance of this offer of employment by signing and dating in the space provided below:

/s/ Sanjiv Khattri___________________
Sanjiv Khattri
__________________________________
Date: August 12, 2015